Exhibit 5.1




                               January 28, 2004



Board of Directors
Spartech Corporation
120 South Central Avenue, Suite
1700
Clayton, Missouri  63105

Gentlemen:

     In our capacity as counsel for Spartech Corporation, a Delaware corporation (the "Company"), we render this opinion in connection with the offer and sale of up to an aggregate of 8,395,000 shares of Common Stock, par value $0.75 per share (the "Company Common Stock"), by the Company and Vita International Limited (the "Selling Stockholder") pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-109682) declared effective by the Securities and Exchange Commission (the "Commission") on November 5, 2003 (the "Registration Statement"), as supplemented by the Prospectus Supplement, dated January 28, 2004, filed on January 29, 2004 (the "Prospectus Supplement"). The Company Common Stock is being offered and sold in an underwritten public offering pursuant to an Underwriting Agreement, dated January 28, 2004 (the "Underwriting Agreement"), among the Company, the Selling Stockholder, and Goldman, Sachs & Co., Deutsche Bank Securities Inc., McDonald Investments Inc., A KeyCorp Company, and First Analysis Securities Corporation, as representatives of the several underwriters.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Prospectus Supplement, and (iii) the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Upon the basis of the foregoing, we are of the opinion that (i) the shares of Company Common Stock referred to above to be sold by the Company have been duly and validly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be fully paid and nonassessable, and (ii) the shares of Company Common Stock referred to above to be sold by the Selling Stockholder have been duly and validly authorized, issued, and fully paid and non-assessable shares of the Company.

     We hereby consent to the inclusion of the statements made in reference to our firm under the caption "Validity of Common Stock" in the prospectus which is a part of the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

                              Very truly yours,




                              /s/ARMSTRONG TEASDALE LLP
                              ARMSTRONG TEASDALE LLP